Exhibit 10.2

SEPARATION AGREEMENT AND MUTUAL RELEASE

This Separation Agreement and Release (the “Agreement”) is made and entered into as of January 19, 2007 (the “Effective Date”) by and between SPACEHAB, Inc. (“SPACEHAB” or the “Company”) and E. Michael Chewning (“Chewning”).

RECITALS

Chewning is a Senior Vice President with the Company.  Other than this Agreement, Chewning and the Company are parties to the following, and only the following, agreements (collectively, the “Ancillary Agreements”):

a.                       Employment Agreement, dated as of May 12, 2005 (the “Employment Agreement”), and attached as Exhibit A; and

b.                      Indemnification Agreement, dated as of May 12, 2005 (the “Indemnification Agreement”), which the parties agree to be a valid, binding and enforceable agreement between them and the provisions of which are not waived, modified or otherwise impaired by this Agreement in any respect, and attached as Exhibit B;

Under each of the Indemnification Agreement, the Amended and Restated Articles of Incorporation of the Company (the “Articles Indemnification”) and the Amended and Restated Bylaws of the Company (the “Bylaws Indemnification”) (collectively, the “Existing Indemnification Arrangements”) the Company is obligated, under certain circumstances, to indemnify Chewning under the terms and conditions therein stated.  Notwithstanding any provision of this Agreement to the contrary, the Existing Indemnification Arrangements shall remain in effect and be enforceable in accordance with their respective terms and conditions, except as expressly modified or supplemented by this Agreement.

On the terms hereinafter set forth, the parties agree that Chewning’s status as an officer and employee of the Company is terminated as of the Effective Date.

AGREEMENT TERMS

Therefore, in consideration of the promises and mutual agreements set forth in this Agreement, the receipt and sufficiency of which is hereby acknowledged by all parties, the Company and Chewning agree as follows:

1.             Termination of Employment Agreement.  As of the Effective Date, the Employment Agreement between Chewning and the Company listed in Agreement Recital a. is cancelled and terminated and will be of no further force or effect except as provided for in this Agreement.  The Existing Indemnification Arrangements shall remain binding and enforceable as between the parties in accordance with their terms.  Therefore, Chewning agrees and acknowledges that any rights he may have to any payments, benefits, or other perquisites of any kind whatsoever under the Employment Agreement including, without limitation, compensation, salary, vacation and sick pay, and travel and car allowances, if any, are extinguished by this Agreement and Chewning’s right to any claim or cause of action whatsoever to reimbursement, payments, benefits, or other perquisites under the Employment Agreement are released and forever waived under Agreement paragraph 5.

2.             Severance.  Contingent upon Chewning’s compliance with each of the terms and conditions of this Agreement, the Company will pay Chewning the amount of Fifty Thousand Dollars ($50,000.00) minus all lawful tax withholdings (the “Payment”), payable in one lump sum within five days after expiration of the seven-day Revocation Period described in Agreement paragraph 18.  Additionally, the Company will provide COBRA continuation health coverage (the “COBRA Payment”) to Chewning in accordance with the provisions of Paragraph 6 below.  Chewning understands and agrees that the Payment and COBRA Payment is in addition to anything of value to which Chewning is already entitled to receive.

3.             Resignation.  Chewning hereby irrevocably resigns all positions as an officer and employee of the Company as of the Effective Date

4.             SPACEHAB Released Parties. The “SPACEHAB Released Parties” are defined as SPACEHAB, Inc., each of SPACEHAB subsidiaries and each of SPACEHAB and its subsidiaries predecessors, successors, parents, joint ventures, holding companies, subsidiaries, divisions, affiliates, assigns, partnerships, agents, directors, officers, employees, consultants, committees, employee benefit committees, fiduciaries, representatives, attorneys, and all persons and entities acting by, through, under or in concert or in any such capacity with any of them.  Under this Agreement, Chewning is excluded from the definition of “SPACEHAB Released Parties.”

5.             Global Release of Claims.  Chewning, on behalf of himself, his heirs, executors, successors and assigns, irrevocably and unconditionally releases, waives, and forever discharges SPACEHAB and the SPACEHAB Released Parties, excluding Chewning himself, from any and all claims, demands, actions, causes of action, costs, fees, attorneys’ fees, and all liability whatsoever, whether known or unknown, fixed or contingent, which Chewning has, had, or may have against SPACEHAB or any of the SPACEHAB Released Parties, from the beginning of time and up to and including the date of execution of this Agreement other than as may exist, or hereafter arise, under this Agreement, the Ancillary Agreements, or the Existing Indemnification Arrangements, except as expressly modified or supplemented by this Agreement..  This Agreement includes, without limitation, claims at law or equity or sounding in contract, express or implied, or in tort, claims arising under any federal, state, or local laws of any jurisdiction that prohibit age, sex, race, national origin, color, disability, religion, veteran, military status, sexual orientation, or any other form of discrimination, harassment, or retaliation (including, without limitation, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Americans with Disabilities Act, Title VII of the 1964 Civil Rights Act, the Civil Rights Act of 1991, 42 U.S.C. § 1981, the Rehabilitation Act, the Family and Medical Leave Act, the Sarbanes-Oxley Act of 2002, the Employee Polygraph Protection Act, the Financial Institutions Reform, Recovery and Enforcement Act (or any other employment-related banking statute or regulation), the Uniformed Services Employment and Reemployment Rights Act of 1994, the Texas Commission on Human Rights Act, any federal, state, local or municipal whistleblower protection or anti-retaliation statute or ordinance, or any other federal, state, local, or municipal laws of any jurisdiction), claims arising under the Employee Retirement Income Security Act, or any other statutory or common law claims related to Chewning’s employment or separation from employment with SPACEHAB.

6.             COBRA Payments.  SPACEHAB agrees to continue all medical, dental, and other health benefits that were provided to Chewning (and his eligible dependents) immediately before January 19, 2007, in accordance with the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), and the terms of SPACEHAB’s plans, as such may be amended from time to time.  In the event Chewning elects COBRA continuation coverage for Chewning (and his eligible dependents) under the medical and dental plans, SPACEHAB will pay the entire cost of the premiums for such coverage until the earlier of (i) six (6) months after the Effective Date or July 31, 2007, whichever is later; (ii) the date that Chewning obtains employment with another entity under which he is offered the same or better health insurance coverage given to its employees; (iii) the date that Chewning breaches the terms of this Agreement, including, without limitation, the provisions of Agreement paragraphs 7, 9, 11, 12 and 15; or (iv) the date Chewning (or his eligible dependents) cease to be eligible for COBRA continuation coverage under a plan for any reason other than failure to pay premiums.  Chewning understands and agrees that he will be solely responsible for the payment of any COBRA premiums for continuation coverage for all periods after the date SPACEHAB’s obligation in the immediately preceding sentence terminates. Any benefits provided under this Agreement paragraph 6 to Chewning or his dependents shall be modified to the extent benefits under any applicable plan are modified for active employees of SPACEHAB, and SPACEHAB reserves the right to amend, terminate or modify such plans at any time.

7.             No Admission of Liability/Confidentiality of Release.  Chewning understands and agrees that this Agreement shall not in any way be construed as an admission by SPACEHAB or the SPACEHAB Released Parties of any unlawful or wrongful acts whatsoever against Chewning or any other person, and SPACEHAB and the SPACEHAB Released Parties specifically disclaim any liability to or wrongful acts against Chewning or any other person.  Similarly, the Company acknowledges and agrees that this Agreement shall not in any way be construed as an admission by Chewning of any unlawful or wrongful acts against SPACEHAB, the SPACEHAB Released Parties or any other person, and Chewning specifically disclaims any liability to or wrongful acts against SPACEHAB, the SPACEHAB Released Parties or any other person.  Chewning agrees to keep this Agreement, its terms, and the amount of the Payment in this Agreement completely confidential unless publicly-disclosed by the Company; however, Chewning may disclose the terms of this Agreement and the amount of the Payment to his spouse, attorneys, financial advisors, or as otherwise required by law.  Accordingly, nothing in this Agreement is intended to preclude Chewning or SPACEHAB from disclosing information in response to a subpoena issued by a court of law or upon the request of a government agency having jurisdiction or power to compel the disclosure.  Chewning, however, agrees, as required by Agreement paragraph 10, to provide SPACEHAB prompt written notice before responding to any subpoena.  Further, Chewning acknowledges and agrees that nothing in this Agreement prevents SPACEHAB from disclosing the terms of this Agreement and filing a copy of this Agreement (i) in response to a subpoena issued by a court of law or a government agency having jurisdiction or power to compel the disclosure, (ii) in response to a request by a governmental law enforcement agency or federal or state agency having jurisdiction over the acts or activities of SPACEHAB or any of its subsidiaries, or (iii) as required by the applicable federal or state law, including, without limitation, the provisions, rules or regulations of the Securities Exchange Act of 1934 ,as amended.

8.             No Re-employment.  Chewning agrees that he relinquishes any right to re-employment with the Company or its subsidiaries after the Effective Date.  He further agrees that he will not seek, apply for, accept, or otherwise pursue employment with the Company or any of its subsidiaries.  Chewning acknowledges that if he re-applies for or seeks employment with the Company or its subsidiaries, the Company’s or its subsidiaries’ refusal to hire him based on this provision will provide a complete defense to any claims arising from his attempt to apply for employment.

9.             Non-Disparagement.  Chewning agrees for a period of two (2) years after the Effective Date not to, directly or indirectly, disclose, communicate, or publish any disparaging, negative, harmful, or disapproving information, written communications, oral communications, electronic or magnetic communications, writings, oral or written statements, comments, opinions, facts, or remarks, of any kind or nature whatsoever (collectively, “Disparaging Information”), concerning or related to any of the SPACEHAB Released Parties or SPACEHAB.  Chewning understands and acknowledges that this non-disparagement clause prevents him from disclosing, communicating, or publishing, directly or indirectly, any Disparaging Information concerning or related to the SPACEHAB Released Parties or SPACEHAB including, without limitation, information regarding the SPACEHAB Released Parties or SPACEHAB’s businesses, customers or clients, proprietary or technical information, documents, operations, inventions, trade secrets, product ideas, technical information, know-how, processes, plans (including, without limitation, marketing plans and strategies), specifications, designs, methods of operation, techniques, technology, formulas, software, improvements, internal or external audits, internal controls, or any financial, marketing or accounting information of any nature whatsoever.  Further, Chewning acknowledges that in executing this Agreement, he has knowingly, voluntarily, and intelligently waived any free speech, free association, free press or First Amendment to the United States Constitution (including, without limitation, any counterpart or similar provision or right under the Texas Constitution or any other state constitution which may be deemed to apply) rights to disclose, communicate, or publish Disparaging Information concerning or related to the SPACEHAB Released Parties or SPACEHAB.  Chewning also understands and agrees that he has had a reasonable period of time to consider this non-disparagement clause, to review the non-disparagement clause with his attorney, and to consent to this clause and its terms knowingly and voluntarily.  Chewning further acknowledge that this non-disparagement clause is a material term of this Agreement.  If Chewning breaches this paragraph 9, SPACEHAB will not be limited to a damages remedy, but may seek all other equitable and legal relief including, without limitation, a temporary restraining order, temporary injunctive relief, a permanent injunction, and its attorneys’ fees and costs, against him and any other persons, individuals, corporations, businesses, groups, partnerships or other entities acting by, through, under, or in concert with him.  Nothing in this Agreement shall, however, be deemed to prevent Chewning from testifying fully and truthfully in response to a subpoena from any court or from responding to investigative inquiries from any governmental agency.

10.           Cooperation.  After his separation from employment with SPACEHAB, Chewning agrees to cooperate reasonably with SPACEHAB in connection with the defense or prosecution of any claims, causes of action, investigations, hearings, proceedings, arbitrations or other tribunals now in existence or which may be brought in the future against or on behalf of SPACEHAB or any of the other SPACEHAB Released Parties that relate to events or occurrences that transpired while he was employed with SPACEHAB.  Chewning’s full cooperation in connection with this Agreement paragraph 10 shall include, without limitation, making himself reasonably available to meet with counsel to prepare for discovery or trial, to act as a witness on behalf of SPACEHAB or the other SPACEHAB Released Parties at convenient times, and to provide true, accurate, and complete testimony regarding any such matters.  SPACEHAB agrees to compensate Chewning for actual and reasonable expenses incurred in providing the cooperation contemplated by this paragraph 10.  If Chewning is subpoenaed or contacted to cooperate in any manner by a non-governmental party concerning any matter related to SPACEHAB or any of the other SPACEHAB Released Parties, he shall immediately notify SPACEHAB, through the notice procedures identified in Agreement paragraph 19(a), before responding or cooperating.

11.           Confidentiality of Company Information.  Chewning agrees to continue to abide by SPACEHAB’s confidentiality policies.  Further, the parties agree that while Chewning’s Employment Agreement is extinguished by this Agreement, the covenants and promises concerning safeguarding SPACEHAB Confidential Information, namely, paragraph 7 of the Employment Agreement, are not extinguished and are incorporated into this Agreement by reference.  Further, Chewning acknowledges that, during his SPACEHAB employment, SPACEHAB provided him with information and materials that are considered Confidential Information, as defined below.  Chewning agrees that he will not at any time disclose to anyone, including, without limitation, any person, firm, corporation, or other entity, or publish, or use for any purpose, any Confidential Information, except as SPACEHAB directs and authorizes.  Chewning agrees that he shall take all reasonable measures to protect the secrecy of and avoid disclosure and unauthorized use of the Confidential Information and agrees to immediately notify SPACEHAB in the event of any unauthorized use or disclosure of the Confidential Information.  Confidential Information includes, without limitation, all of SPACEHAB’s technical and business information, which is of a confidential, trade secret or proprietary character; engineering plans; drawings; specifications, studies or related documents; bids or bid proposals; computer programs, ideas or concepts; business forms or procedures developed by SPACEHAB; financial information regarding SPACEHAB or its clients; client lists; identity of customers; identity of prospective customers; contract terms; bidding information and strategies; pricing methods or information; photographs; internal policies, procedures, communications and reports; computer software; computer software methods and documentation; graphic designs; hardware; SPACEHAB or SPACEHAB Released Parties’ methods of operation; the procedures, forms and techniques used in servicing accounts; and other information or documents that SPACEHAB requires to be maintained in confidence for SPACEHAB’s continued business success.  Confidential Information does not include any information that is disclosed to the public or, upon reasonable investigation, is readily ascertainable in the public domain.

12.           Obligations Regarding Transfer of Patents or Inventions.  Chewning agrees to continue to abide by SPACEHAB’s confidentiality policies regarding disclosure and transfer of patents or inventions.  Further, the parties agree that while Chewning’s Employment Agreement is extinguished by this Agreement, the covenants and promises concerning disclosure and assignment of inventions and patents, namely, paragraph 9 of the Employment Agreement, are not extinguished and are incorporated into this Agreement by reference.  Accordingly, Chewning agrees and acknowledges that will promptly disclose to SPACEHAB all products, processes, hardware and software inventions, designs, computer programs and related documentation, other works of authorship and developments relating to SPACEHAB’s business which Chewning may have made individually or jointly with others, during his SPACEHAB employment or within a period of six (6) months following his separation from employment with SPACEHAB.

13.           Agreement to Return Company Property/Documents.  Chewning understands and agrees that his last day of active work as an officer and employee of SPACEHAB shall be January 19, 2007.  Accordingly, Chewning agrees that: (i) he did not and will not take with him, copy, alter, destroy, or delete any files, documents, electronically stored information, or other materials whether or not embodying or recording any Confidential Information, including copies, without obtaining in advance the written consent of an authorized SPACEHAB representative; and (ii) he will promptly return to SPACEHAB all Confidential Information, documents, files, records and tapes (written or electronically stored) that have been in his possession or control regarding SPACEHAB or any SPACEHAB Released Party, and he will not use or disclose such materials in any way or in any format, including written information in any form, information stored by electronic means, and any and all copies of these materials.  Chewning further agrees that upon or before the execution of this Agreement, he will return to SPACEHAB all SPACEHAB or SPACEHAB Released Party property, including, without limitation, all papers, notebooks, reports, manuals, computer files, software, vehicle, tools, keys, credit authorizations, apparatus, computer user identifiers, passwords and other property furnished to Chewning by SPACEHAB or any SPACEHAB Released Party, or other property which was prepared or made in whole or in part by Chewning in connection with his SPACEHAB employment.

14.           Knowing and Voluntary Agreement.  Chewning understands it is his choice whether or not to enter into this Agreement and that his decision to do so is voluntary and is made knowingly.  Chewning acknowledges that he has been advised by SPACEHAB to seek legal counsel to review this Agreement.

15.           Survival of Certain Restrictive Covenants.  While Chewning acknowledges that his May 12, 2005 Employment Agreement has expired by operation of this Agreement, the parties agree that paragraphs 8(a)(ii) and 10 of the Employment Agreement, concerning non-solicitation and definition of the term Restricted Period, shall survive the termination of the Employment Agreement.  Therefore, the restrictive periods preventing solicitation will begin to run as of the Effective Date as explained in paragraphs 8(a)(ii) and 10 of the Employment Agreement.  Accordingly, paragraphs 8(a)(ii) and 10 of the Employment Agreement are incorporated into this Agreement by reference.

16.           Forfeiture of Severance Benefits for Breach of Restrictive Covenants. If, during the six (6) month Restricted Period following the Effective Date, as specified in Agreement paragraph 15 and paragraphs 8(a)(ii) and 10 of the Employment Agreement, Chewning fails to fulfill his obligations, SPACEHAB may: (a) terminate this Agreement; (b) terminate any remaining Payments and benefits set forth in Agreement paragraphs 2 and 6 and Chewning will forfeit any remaining Payments or benefits from and after the date of his breach of Agreement paragraph 15; (c) recover attorneys’ fees SPACEHAB incurs for any breach of the restrictive covenant in Agreement paragraph 15; and (d) recover all other damages to which

SPACEHAB may be entitled.  The remaining terms of this Agreement shall continue in full force and effect.

17.           Time to Consider Agreement.  Chewning acknowledges that he has been advised in writing by the Company that he should consult an attorney before executing this Agreement, and he further acknowledges that he has been given a period of twenty-one (21) calendar days within which to review and consider the provisions of this Agreement.  Chewning understands that he is not required to take the full twenty-one (21) days to consider this Agreement but if he does not sign this Agreement before the 21 calendar day period expires, this Agreement offer will be withdrawn automatically.

18.           Revocation Period.  Chewning understands and acknowledges that he has seven (7) calendar days following the execution of this Agreement to revoke his acceptance of this Agreement.  This Agreement will not become effective or enforceable, and the Payment in Agreement paragraph 2 will not become payable until after this revocation period has expired without Chewning’s revocation.  If Chewning does not revoke this Agreement within the revocation period, the Company will comply with Agreement paragraph 2 and will send Chewning the Payment within five (5) days after the revocation period’s expiration date.

19.           Miscellaneous Provisions and Enforcement.

(a)           Notices.  Any notice or other communication required, permitted or desired to be given under this Agreement shall be deemed delivered; when personally delivered, if delivered by overnight courier; the same day, if transmitted by facsimile on a business day before noon, Central Standard Time; the next business day, if otherwise transmitted by facsimile; and the third business day after mailing, if mailed by prepaid certified mail, return receipt requested, as addressed or transmitted as follows (as applicable):

If to Chewning:

E. Michael Chewning

2225 Scenic Shore Drive

Seabrook, Texas 77586

If to the Company:

SPACEHAB, Inc.

Attention: Chief Financial officer

12130 Highway 3, Bldg. 1

Webster, Texas  77598-1504

With a copy (which shall not constitute notice) to:

Arthur S. Berner

Haynes and Boone, LLP

1221 McKinney, Suite 2100

Houston, Texas  77010

Fax: (713) 236-5652

Concerning Chewning’s notice in response to subpoenas (Agreement paragraph 7) or requests to cooperate with any non-governmental party or entity regarding any claims or causes of action concerning SPACEHAB or any of the other SPACEHAB Released Parties (Agreement paragraph 10), Chewning or his attorney must contact and speak with the President of SPACEHAB or his or her designee.  This telephone conversation must occur no later than three business days after receiving the subpoena or request for Chewning’s cooperation.

(b)           Choice of Law.  THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS (RULES) OR CHOICE OF LAWS (RULES) THEREOF.  THE EXCLUSIVE VENUE FOR ALL SUITS AND PROCEEDINGS ARISING FROM OR RELATED TO THIS AGREEMENT SHALL BE IN A COURT OF COMPETENT JURISDICTION IN HOUSTON, TEXAS.

(c)           Limitations on Assignment.  Except as provided in this Agreement, Chewning may not assign this Agreement or any of the rights or obligations set forth in this Agreement without the explicit written consent of SPACEHAB.  Any attempted assignment by Chewning in violation of this paragraph 19(c) shall be void ab initio..  Except as provided in this Agreement, nothing in this Agreement entitles any person, other than the parties to the Agreement, to any claim, cause of action, remedy, or right of any kind, including, without limitation, the right of continued employment.

(d)           Waiver.  A party’s waiver of any breach or violation of any Agreement provisions shall not operate as, or be construed to be, a waiver of any later breach of the same or other Agreement provision.

(e)           Severability.  If any provision or provisions of this Agreement are held to be invalid, illegal, or unenforceable for any reason whatsoever, (i) the validity, legality, and unenforceability of the remaining provisions of this Agreement (including, without limitation, all portions of any Agreement paragraphs containing any provision held to be invalid, illegal, or unenforceable, that are not themselves invalid, illegal, or unenforceable), will not in any way be affected or impaired thereby, and (ii) the provision or provisions held to be invalid, illegal, or unenforceable will be limited or modified in its or their application to the minimum extent necessary to avoid the invalidity, illegality, or unenforceability, and, as so limited or modified, the provision or provisions and the balance of this Agreement will be enforceable in accordance with their terms.

(f)            Headings.  The Agreement headings are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement.

(g)           Counterparts.  This Agreement and amendments to it will be in writing and may be executed in counterparts.  Each counterpart will be deemed an original, but both counterparts together will constitute one and the same instrument.

(h)           Entire Agreement, Amendment, Binding Effect.  This Agreement and the Ancillary Agreements (as the same may be expressly amended, supplemented or superseded by this Agreement) constitute the entire agreement between the parties concerning the subject matter in this Agreement and the Ancillary Agreements.  No oral statements or other prior written material not specifically incorporated in this Agreement shall be of any force and effect, and no changes in or additions to this Agreement shall be recognized, unless incorporated in this Agreement by written amendment, such amendment to become effective on the date stipulated in it.  Chewning acknowledges and represents that in executing this Agreement, he did not rely, and has not relied, on any communications, promises, statements, inducements, or representation(s), oral or written, by SPACEHAB or any SPACEHAB Released Party, except as expressly contained in this Agreement.  Any amendment to this Agreement must be signed by all parties to this Agreement.  This Agreement will be binding on and inure to the benefit of the parties hereto and their respective successors, heirs, legal representatives, and permitted assigns (if any).  This Agreement supersedes (a) any prior agreements between Chewning and SPACEHAB concerning the subject matter of this Agreement and (b) all other agreements between Chewning and SPACEHAB, as explained in Agreement paragraph 1, unless specifically modified by this Agreement.  Unless otherwise specified in this Agreement, SPACEHAB and Chewning agree that to the extent the terms of this Agreement conflict with any terms of the Employment Agreement, the terms of this Agreement shall supersede and govern the terms of the Employment Agreement.

(i)            Injunctive Relief.  Chewning and the Company acknowledge and agree that the covenants, obligations and agreements contained in this Agreement concern special, unique and extraordinary matters and that a violation of any of the terms of these covenants, obligations or agreements will cause irreparable injury for which adequate remedies at law are not available.  These injunctive remedies are cumulative and in, addition to any other rights and remedies the parties may have. SPACEHAB and Chewning irrevocably submit to the exclusive jurisdiction of the state courts and federal courts in the city of SPACEHAB’s headquarters (Houston, Texas) regarding the injunctive remedies set forth in this paragraph and the interpretation and enforcement of this paragraph (i) solely insofar as the interpretation and enforcement relate to an application for injunctive relief in accordance with the provisions of this Agreement. Further, the parties irrevocably agree that (i) the sole and exclusive appropriate venue for any suit or proceeding relating to injunctive relief shall be in the courts listed in this paragraph (i), (ii) all claims with respect to any application for injunctive relief shall be heard and determined exclusively in these courts, (iii) these courts will have exclusive jurisdiction over the parties to this Agreement and over the subject matter of any dispute relating to application for injunctive relief, and (iv) each party waives all objections and defenses based on service of process, forum, venue, or personal or subject matter jurisdiction, as these defenses may relate to an application for injunctive relief in a suit or proceeding under the provisions of this paragraph (i).

PLEASE READ CAREFULLY
AS THIS DOCUMENT INCLUDES A RELEASE OF CLAIMS.

As evidenced by my signature below, I certify that I have read the above Agreement and agree to its terms.

SPACEHAB, INCORPORATED

/s/E. Michael Chewning	By:	/s/Brian K. Harrington
E. Michael Chewning	Brian K. Harrington, Senior Vice President and
Chief Financial Officer
January 22, 2007	January 22, 2007